Exhibit 4.9

SECOND AMENDING AGREEMENT

THIS AGREEMENT is made and dated for reference November 9, 2007

BETWEEN:

TRANSATLANTIC PETROLEUM CORP.,

as Borrower

AND:

QUEST CAPITAL CORP.,

as Lender

WHEREAS:

A.	The parties hereto entered into a credit agreement made as of April 16, 2007 (the “Original Credit Agreement”) wherein the Lender agreed to establish the Facility in favour of the Borrower;

B.	The parties amended the Original Credit Agreement pursuant to a First Amending Agreement dated August 10, 2007 (the Original Credit Agreement as so amended, the “Credit Agreement”);

C.	The parties hereto have agreed to further amend the Credit Agreement in order to, among other things:

a.	extend the date for repayment of the Outstanding Balance in full;

b.	provide for partial repayment of the Outstanding Balance in the amount of U.S. $2,000,000 (the “Partial Repayment”); and

c.

permit the guarantor under the Credit Agreement, TransAtlantic Petroleum (USA) Corp. (the “Guarantor”), to dispose of certain oil and gas properties of located in the state of Texas pursuant to that certain purchase and sale agreement dated November 1st, 2007 between Denbury Onshore, LLC and the Guarantor on the condition that the Partial Repayment is made to the Lender from the proceeds of the disposition. (the “Disposition”).

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of other good and valuable consideration (the receipt whereof is hereby acknowledged), the parties hereto agree as follows:

1.	Unless otherwise defined herein or unless the context otherwise requires, defined words and terms used in the Credit Agreement shall have the same meanings when used herein.

2.	The Credit Agreement shall be and is hereby modified by replacing “November 30, 2007” in paragraph 4(a)(i) with “March 31, 2008”.

3.	As consideration for the provision by the Lender of the extension contemplated herein, the Borrower shall make a non-refundable payment to the Lender of U.S $40,000.00 (the “Extension Fee”).

4.	Effective as at the date hereof, the Borrower shall repay the Partial Repayment and such Partial Repayment will be applied against the Outstanding Balance, thereby permanently reducing the Outstanding Balance commensurate with such payment.

5.	The Lender gives its consent to the Disposition subject to the terms and conditions contained herein.

6.	Upon receipt by the Lender of (i) the irrevocable payment of the Extension Fee, (ii) the irrevocable payment of the Partial Repayment, (iii) a duly executed replacement promissory note in the amount of U.S. $2,000,000 (in exchange for the return of all prior existing promissory notes), and (iv) a duly executed version of this agreement and all documentation ancillary hereto, the Lender will release and discharge that certain Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated April 16, 2007 from the Guarantor to A. Frank Klam, Trustee and Quest Capital Corp.

7.	Notwithstanding the date of execution hereof, this agreement shall not become effective, and the Credit Agreement and Security shall govern the relationship between the parties in respect of the Facility until such time that the Lender is satisfied that, inter alia, (i) the representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects, (ii) the Borrower has complied with all covenants required to be complied with by it under the Credit Agreement, (iii) the Lender has received irrevocable payment in full of the Extension Fee, and (iv) the Lender has received irrevocable payment in full of the Partial Repayment.

8.	The Credit Agreement, together with all terms, covenants and conditions thereof as hereby supplemented and amended, will be and continue to be in full force and effect but these presents are executed under the express reserve of the liens and encumbrances created by, and of all other rights subsisting in favour of the Lender under or by virtue of, the Security and without novation of any kind or derogation from the rank and priority thereof, except as specifically contemplated herein.

9.	Except as specifically contemplated herein, this agreement will not create any merger or novation or alter or prejudice any rights which the Lender may have under the Credit Agreement or any of the Security, and will not create any merger or novation or alter or prejudice the rights of the Lender as regards any surety or subsequent encumbrancer or any person not a party hereto liable to pay any amount of indebtedness or liability of the Borrower to the Lender or having an interest in the property, assets or undertaking of the Borrower or of any other person that is subject to the Security, all of which rights are hereby expressly reserved.

10.	This agreement and everything herein contained will ensure to the benefit of and be binding on the Borrower and the Lender and their respective successors and assigns.

11.	This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this agreement to produce or account for more than one such counterpart. Delivery of an executed signature page of this agreement by facsimile transmission or by e-mail in pdf format shall be effective as delivery of a manually executed counterpart hereof.

12.	Subject to satisfaction or waiver of the conditions precedent set forth in paragraph 7 hereof, the amendments to the Credit Agreement set forth herein shall be and be deemed to be effective as of and from November 9, 2007.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

The Borrower:		The Lender:

TRANSATLANTIC PETROLEUM CORP.		QUEST CAPITAL CORP.

Per:	/s/ Jeffrey S. Mecom	Per:	/s/ Ken Gordon
	Authorized Signatory		Authorized Signatory

		Per:	/s/ Murray Sinclair
Authorized Signatory

TransAtlantic Petroleum (USA) Corp. hereby consents and agrees to the terms of this second amending agreement, acknowledges and confirms each representative and warranty applicable to it, acknowledges that its guarantee and all other Security granted by it to the Lender in support of its obligations thereunder and hereunder remain in full force and effect, except as expressly provided for herein, and undertakes and agrees to take all such actions as may be required of it to give effect to and cause the performance of the terms and conditions of this first amending agreement and the Security.

TRANSATLANTIC PETROLEUM (USA) CORP.

Per:	/s/ Jeffrey S. Mecom
Authorized Signatory